Exhibit 10.17

2013 STOCK OPTION

GRANT AGREEMENT

Effective [insert date], 2013 (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of The Babcock & Wilcox Company (“B&W”) selected you to receive a grant of Non-Qualified Stock Options (the “Options”) under the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company, as amended and restated February 22, 2011 (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “B&W” as used in this Agreement with reference to employment shall include subsidiaries of B&W (including unconsolidated joint ventures). Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Subject to the provisions of the Plan, the terms and conditions of this grant are as follows:

1.	Number and Price of Options – B&W grants to you the option to purchase from B&W at the price of [$____]/share up to, but not exceeding in the aggregate, the number of shares of B&W common stock as shown on the attached Notice of Grant (which is incorporated herein by reference) and as explained hereinafter and in the Plan.

2.	Option Term – Options have been granted for a period of seven (7) years from the Date of Grant (the “Option Term”).

3.	Vesting of Options – Subject to the “Forfeiture of Options” paragraph below, options do not provide you with any rights or interest therein until they vest and become exercisable in one-third (1/3) increments on the first, second and third anniversaries of the Date of Grant. Options which are or become exercisable at the time of termination of employment continue to be exercisable until terminated in accordance with Paragraph 6 below.

Prior to the third anniversary of the Date of Grant, all unvested Options shall become vested and exercisable on the earliest to occur of: (1) the date of termination of your employment from B&W due to death, (2) your disability (as defined in the Plan) or (3) the date a change in control (as defined in the Plan) occurs.

If your employment is terminated prior to the third anniversary of the Date of Grant due to Retirement, 25% of the then-unvested outstanding Options will become vested and exercisable provided your termination date is on or after the first anniversary of the Date of Grant but prior to the second anniversary, and 50% of the then-unvested outstanding Options will become vested and exercisable provided your termination date is on or after the second anniversary of the Date of Grant but prior to the third anniversary. For this purpose, “Retirement” means a voluntary termination of employment after attaining age 60 and completing 10 years of service with B&W, or an involuntary termination due to reduction in force. For purposes of this

Agreement, a reduction in force shall mean a termination of employment due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of plants or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Committee, in accordance with standards uniformly applied with respect to all similarly situated employees, designates as a reduction in force.

The Committee may provide for additional vesting under other circumstances, in its sole discretion.

4.	Forfeiture of Options—Options which are not or do not become vested and exercisable at your termination of employment with B&W for any reason shall, coincident therewith, terminate and be of no force and effect.

In the event that (i) you are convicted of (1) a felony or (2) misdemeanor involving fraud, dishonesty or moral turpitude, or (ii) you engage in conduct that adversely effects or may reasonably be expected to adversely affect the business reputation or economic interests of B&W, as determined in the sole discretion of the Committee, then all outstanding Options awarded to you under this grant terminate and have no force and effect immediately upon notice of such conviction or determination. In addition, your right to exercise Options may be suspended during any inquiry regarding any such acts pending a final determination by the Committee. The provisions of this section 4 are in addition to the clawback provisions in section 10 below.

5.	How to Exercise – Charles Schwab & Co., Inc. (“Schwab”) currently administers B&W’s stock plans and you must exercise your Options with Schwab. You have two ways to exercise your Options through Schwab:

1.	Online – [Insert website address]; or

2.	Telephone – [Insert telephone number].

Certain restrictions apply if you are a Section 16 insider. The Committee may change Plan administrators or exercise procedures from time to time. You will be notified of such changes, as applicable.

6.	Termination of Options – The Options shall terminate and be of no force or effect as follows:

(a)	If you continue in the employ of B&W through the Option Term, the Options will remain exercisable, subject to the terms hereof and the Plan, until the expiration of the Option Term, at which time the Options shall terminate and have no force or effect;

(b)	If your employment involuntarily terminates during the Option Term by reason of a Retirement or disability, the Options will remain exercisable, subject to the terms hereof and the Plan, until the expiration of the Option Term, at which time the Options shall terminate and have no force or effect;

(c)	If your employment terminates during the Option Term by reason of death, the Options terminate and have no force or effect three (3) years after the date of death, or upon the expiration of the Option Term, whichever occurs first;

(d)	If your employment terminates during the Option Term for any other reason, the Options terminate and have no force or effect upon the expiration of twelve (12) months after your termination of employment or the expiration of the Option Term, whichever occurs first.

7.	Who Can Exercise – During your lifetime the Options shall be exercisable only by you. No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, shall vest in the assignee or transferee any interest whatsoever.

8.	Securities and Exchange Commission Requirements. If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2) business day following the Date of Grant. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Kathy Peres or Angie Winter immediately by e-mail, fax or telephone call if you intend to reject this grant. Absent such notice of rejection, B&W will prepare and file the required Form 4 on your behalf within the required two business day deadline. If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Those of you covered by these requirements have already been advised of your status. Others of you may become Section 16 insiders at some future date, in which case reporting will be required at that time.

9.	Taxes. You will recognize income upon the exercise of Options in accordance with the tax laws of the jurisdiction that is applicable to you. State income tax and FICA withholding may also be required and will be withheld in the same manner. You agree to promptly pay to B&W the amount of income tax which B&W is required to withhold in connection with the income realized by you in connection with this grant and, unless prohibited by applicable law, that you hereby authorize B&W to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you. From time to time, the Committee may, in its sole discretion, determine to satisfy any statutory minimum withholding obligation by another method permitted by the Plan.

10.	Clawback Provisions.

(a) Recovery of Options. In the event that B&W is required to prepare an accounting restatement due to the material noncompliance of B&W with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, B&W will have the right to recover the Options granted during the three-year period preceding the date on which the Board or B&W, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

(b) Recovery Process. In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the Options either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such Options in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such Options), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code. There shall be no duplication of recovery under Article 19 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act.

11.	Other. Neither the action of B&W in establishing the Plan, nor any action taken by it, by the Committee or the Board of Directors under the Plan nor any provisions of this Agreement shall be construed as giving to you the right to be retained in the employ of B&W.